UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934*

                                InPhonic, Inc.
------------------------------------------------------------------------------
                               (Name of Issuer)

                   Common Stock (Par Value $0.01 Per Share)
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  45772G105
------------------------------------------------------------------------------
                                (CUSIP Number)
------------------ ------------- --------- ---------------- --------------------
                         Connie J. Shoemaker, Esq.
                            Goldman, Sachs & Co.
                             One New York Plaza
                             New York, NY 10004
                               (212) 902-1000
------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                             and Communications)

                               August 17, 2006
------------------------------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)
------------------ ------------- --------- ---------------- --------------------
If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |X|.

*The remainder of this cover page will be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but will be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

----------------------------                           -------------------------
CUSIP No. 45772G105                                      Page 2 of 52
----------------------------                           -------------------------
------------------ ------------- --------- ---------------- --------------------

1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             THE GOLDMAN SACHS GROUP, INC.
------------------ ------------- --------- ---------------- --------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                         (b) |_|
------------------ ------------- --------- ---------------- --------------------
3      SEC USE ONLY
------------------ ------------- --------- ---------------- --------------------
4      SOURCE OF FUNDS

             AF
------------------ ------------- --------- ---------------- --------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    |X|
------------------ ------------- --------- ---------------- --------------------

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------------ ------------- --------- ---------------- --------------------
                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES
                 ---------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 5,016,690

                 ---------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING
                 ---------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   5,020,690
------------------ ------------- --------- ---------------- --------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,020,690
------------------ ------------- --------- ---------------- --------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                       |_|
------------------ ------------- --------- ---------------- --------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             13.9%
------------------ ------------- --------- ---------------- --------------------
14     TYPE OF REPORTING PERSON

             HC-CO
------------------ ------------- --------- ---------------- --------------------

                                 SCHEDULE 13D

----------------------------                           -------------------------
CUSIP No. 45772G105                                      Page 3 of 52
----------------------------                           -------------------------
------------------ ------------- --------- ---------------- --------------------

1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GOLDMAN, SACHS & CO.
------------------ ------------- --------- ---------------- --------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                         (b) |_|
------------------ ------------- --------- ---------------- --------------------
3      SEC USE ONLY
------------------ ------------- --------- ---------------- --------------------
4      SOURCE OF FUNDS

             WC; OO
------------------ ------------- --------- ---------------- --------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    |X|
------------------ ------------- --------- ---------------- --------------------

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             NEW YORK
------------------ ------------- --------- ---------------- --------------------
                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES
                 ---------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 5,016,690

                 ---------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING
                 ---------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   5,020,690
------------------ ------------- --------- ---------------- --------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,020,690
------------------ ------------- --------- ---------------- --------------------

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                       |_|
------------------ ------------- --------- ---------------- --------------------

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             13.9%
------------------ ------------- --------- ---------------- --------------------
14     TYPE OF REPORTING PERSON

             BD-PN-IA
------------------ ------------- --------- ---------------- --------------------

ITEM 1.   SECURITY AND ISSUER.
          -------------------

          This statement on Schedule 13D (this "Schedule 13D") relates to the common stock, par value $0.01 per share (the "Common Stock"), of InPhonic, Inc., a Delaware corporation (the "Company").

          The principal executive offices of the Company are located at 1010 Wisconsin Avenue, Suite 600, Washington, DC 20007.

ITEM 2.   IDENTITY AND BACKGROUND.
          -----------------------

          This statement on Schedule 13D is being filed by The Goldman Sachs Group, Inc. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs," and, together with GS Group, the "Filing Persons"). The Filing Persons previously reported their beneficial ownership of the Common Stock in a statement on Schedule 13G filed August 10, 2006. Goldman Sachs, a New York limited partnership, is an investment banking firm and a member of the New York Stock Exchange, Inc. and other national exchanges. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. GS Group is a Delaware corporation and holding company that (directly and indirectly through subsidiaries or affiliated companies or both) is a leading investment banking organization. The principal business address of each Filing Person is 85 Broad Street, New York, NY 10004.

          The name, business address, present principal occupation or employment and citizenship of each director of GS Group are set forth in
Schedule I hereto and are incorporated herein by reference.

          During the last five years, none of the Filing Persons, nor, to the knowledge of each of the Filing Persons, any of the persons listed on
Schedule I hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) except as set forth in Schedule II hereto, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

          Neither the present filing nor anything contained herein shall be construed as an admission that any Filing Person constitutes a "person" for any purposes other than Section 13(d) of the Securities Exchange Act of 1934, as amended.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
          -------------------------------------------------

          Funds for shares of Common Stock which may be deemed to be beneficially owned by the Filing Persons came from the working capital of Goldman Sachs.

ITEM 4.   PURPOSE OF TRANSACTION.
          ----------------------

          All of the shares of Common Stock reported herein were acquired for investment purposes. The Filing Persons review on a continuing basis the investment in the Company. Based on such review and depending on the price and availability of the Company's securities, the Filing Persons and their affiliates may acquire, or cause to be acquired, additional securities of the Company, in the open market or otherwise, dispose of, or cause to be disposed of, securities of the Company, in the open market or otherwise, at any time, or formulate other purposes, plans or proposals regarding the Company or any of its securities, to the extent deemed advisable in light of general investment and trading policies of the Filing Persons, the Filing Persons' affiliates, the Company's business, financial condition and operating results, general market and industry conditions or other factors.

          As part of the ongoing evaluation of this investment and investment alternatives, the Filing Persons and their affiliates may consider any or all of the following: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board of directors; (e) any material change in the present capitalization or dividend policy of the Company; (f) any other material change in the Company's business or corporate structure; (g) changes in the Company's charter or bylaws or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended; or (j) any action similar to any of those enumerated above.

          In addition, from time to time, the Filing Persons and their affiliates may hold discussions with the Company regarding the matters described in subparagraphs (a) through (j) above.

ITEM 5.   INTERESTS IN SECURITIES OF THE ISSUER.
          -------------------------------------

     (a) As of August 17, 2006, Goldman Sachs may be deemed to have beneficially owned directly an aggregate of 5,020,690 shares of Common Stock, including (i) 5,016,690 shares of Common Stock acquired in ordinary course trading activities by Goldman Sachs or another wholly-owned broker or dealer subsidiary of GS Group and (ii) 4,000 shares of Common Stock held in client accounts with respect to which Goldman Sachs or another wholly-owned subsidiary of GS Group, or their employees, have voting or investment discretion, or both ("Managed Accounts"), representing in the aggregate approximately 13.9% of the shares of Common Stock reported to be outstanding as of August 1, 2006 as disclosed in Company's most recent quarterly report on Form 10-Q for the period ended June 30, 2006 (the "10-Q").

          As of August 17, 2006, GS Group may be deemed to have beneficially owned indirectly an aggregate of 5,020,690 shares of Common Stock beneficially owned directly by Goldman Sachs described above, representing in the aggregate approximately 13.9% of the shares of Common Stock reported to be outstanding as disclosed in the 10-Q.

          In accordance with Securities and Exchange Commission Release No. 34-395538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of GS Group and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Sachs Reporting Units acts as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

          None of the Filing Persons or, to the knowledge of any of the Filing Persons, any of the persons listed on Schedule I hereto may be deemed to have beneficially owned any shares of Common Stock as of August 17, 2006 other than as set forth herein.

     (b) Each Filing Person shares the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock beneficially owned by such Filing Person as indicated in pages 2 through 3 above.

     (c) Schedule III sets forth transactions in the Common Stock which were effected during the sixty day period from June 18, 2006 through August 17, 2006, all of which were effected in the ordinary course of business of Goldman Sachs. The transactions in the Common Stock, described in Schedule III, were effected on the Nasdaq Stock Market, Inc., NYSE Arca or the over-the-counter market. Except as set forth on Schedule III hereto, no transactions in the shares of Common Stock were effected by the Filing Persons or, to the knowledge of any of the Filing Persons, any of the persons listed on Schedule I hereto, during the past sixty days.

     (d) Except for clients of Goldman Sachs who may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock, if any, held in Managed Accounts, no other person is known by the Filing Persons to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by the Filing Persons.

     (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.
          ----------------------------------------

          Not applicable.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.
          --------------------------------

Exhibit 1 Joint Filing Agreement, dated as of August 28, 2006, between The Goldman Sachs Group, Inc. and Goldman, Sachs & Co.

Exhibit 2 Power of Attorney, dated May 23, 2006, relating to The Goldman Sachs Group, Inc.

Exhibit 3    Power of Attorney, dated May 23, 2006, relating to Goldman, Sachs
             & Co.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 28, 2006

                                    THE GOLDMAN SACHS GROUP, INC.

                                    By:    /s/ Andrea Louro DeMar
                                        -------------------------------
                                         Name:  Andrea Louro DeMar
                                         Title: Attorney-in-fact

                                    GOLDMAN, SACHS & CO.

                                    By:    /s/ Andrea Louro DeMar
                                        -------------------------------
                                         Name:  Andrea Louro DeMar
                                         Title: Attorney-in-fact

                                 SCHEDULE I

     The name of each director of The Goldman Sachs Group, Inc. is set forth below.

     The business address of each person listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

     Each person is a citizen of the United States of America except for Lord Browne of Madingley, who is a citizen of the United Kingdom and Claes Dahlback, who is a citizen of Sweden. The present principal occupation or employment of each of the listed persons is set forth below.

------------------------- ------------------------------------------------------
           Name                        Present Principal Occupation
------------------------- ------------------------------------------------------
Lloyd C. Blankfein         Chairman of the Board  and Chief  Executive Officer
                           of The Goldman Sachs Group, Inc.
------------------------- ------------------------------------------------------
Gary D. Cohn               President and Co-Chief Operating Officer of The
                           Goldman Sachs Group, Inc.
------------------------- ------------------------------------------------------
Jon Winkelried             President and Co-Chief Operating Officer of The
                           Goldman Sachs Group, Inc.
------------------------- ------------------------------------------------------
Lord Browne of Madingley   Group Chief Executive of BP p.l.c.
------------------------- ------------------------------------------------------
John H. Bryan              Retired Chairman and  Chief Executive Officer of
                           Sara Lee Corporation
------------------------- ------------------------------------------------------
Claes Dahlback             Senior Advisor to Investor AB  and  Executive Vice
                           Chairman of W Capital Management
------------------------- ------------------------------------------------------
Stephen Friedman           Senior Advisor to Stone Point Capital
------------------------- ------------------------------------------------------
William W. George          Professor of Management Practice at the Harvard
                           Business School, Retired Chairman and Chief
                           Executive Officer of Medtronic, Inc.
------------------------- ------------------------------------------------------
James A. Johnson           Vice Chairman of Perseus, L.L.C.
------------------------- ------------------------------------------------------
Lois D. Juliber            Retired Vice Chairman of Colgate-Palmolive Company
------------------------- ------------------------------------------------------
Edward M. Liddy            Chairman of the Board and Chief Executive Officer of
                           The Allstate Corporation
------------------------- ------------------------------------------------------
Ruth J. Simmons            President of Brown University
------------------------- ------------------------------------------------------

                                SCHEDULE II

          In November 2002, the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers ("NASD") and the New York Stock Exchange, Inc. ("NYSE") alleged that five broker dealers, including Goldman Sachs, violated Section 17(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 17a-4 thereunder, NYSE Rules 440 and 342 and NASD Rules 3010 and 3110 by allegedly failing to preserve electronic mail communications for three years and/or to preserve electronic mail communications for the first two years in an accessible place, and by allegedly having inadequate supervisory systems and procedures in relation to the retention of electronic mail communications. Without admitting or denying the allegations, the five broker dealers, including Goldman, Sachs & Co. ("Goldman Sachs"), consented to censure by the SEC, NASD and NYSE and to the imposition of a cease-and-desist order by the SEC and Goldman Sachs paid a total fine of $1,650,000 ($550,000 each to the SEC, NASD and NYSE). Goldman Sachs also undertook to review its procedures regarding the preservation of electronic mail communications for compliance with the federal securities laws and regulations and the rules of the NASD and NYSE, and to confirm within a specified period of time that it has established systems and procedures reasonably designed to achieve compliance with those laws, regulations and rules.

          On April 28, 2003, without admitting or denying liability, ten investment banking firms including Goldman Sachs, entered into global settlements with the SEC, the NYSE, the NASD and certain states to resolve the investigations relating to equity research analyst conflicts of interest. Goldman Sachs was charged with violating NYSE Rules 342, 401, 472 and 475, and NASD Conduct Rules 2110, 2210 and 3010. Goldman Sachs also agreed to a censure by the NYSE and the NASD and to pay a total of $110,000,000 and to adopt a set of industry-wide reforms of its research and investment banking businesses and to adopt certain restrictions on the allocations of "hot" IPO shares. The terms of the global settlement were entered in an order by a federal court in the Southern District of New York on October 31, 2003 (Civil Action Number 03CV2944).

          On September 4, 2003, Goldman Sachs and the SEC settled administrative proceedings relating to certain trading in U.S. Treasury securities by Goldman Sachs on the morning of October 31, 2001. The Staff of the SEC alleged that Goldman Sachs violated (i) Section 15(c)(1) and Rule 15c1-2 of the Exchange Act as a result of certain trading in U.S. Treasury bonds over an eight minute period on October 31, 2001; and (ii)
Section 15(f) of the Exchange Act by failing to maintain policies and procedures specifically addressed to the possible misuse of non-public information obtained from outside consultants. Under the Offer of Settlement submitted by Goldman Sachs and accepted by the SEC, without admitting or denying the SEC's allegations, Goldman Sachs consented to the entry of an Order that, among other things, (i) censured Goldman Sachs;
(ii) directed Goldman Sachs to cease and desist from committing or causing any violations of Section 15(c)(1)(A) & (C) and 15(f) and Rule 15c1-2 of the Exchange Act; (iii) ordered Goldman Sachs to pay disgorgement and prejudgment interest in the amount of $1,742,642, and a civil monetary penalty of $5 million; and (iv) directed Goldman Sachs to conduct a review of its policies and procedures and to adopt, implement and maintain policies and procedures consistent with the Order and that review. Goldman Sachs also undertook to pay $2,562,740 in disgorgement and interest relating to certain trading in U.S. Treasury bond futures during the same eight minute period.

          On July 1, 2004, Goldman Sachs and the SEC settled administrative proceedings relating to communications from Goldman Sachs sales traders on its Asian Shares Sales Desk to certain institutional customers and news media concerning four international public securities offerings during the period between October 1999 and March 2000. The SEC alleged (i) that certain of these communications by Goldman Sachs employees were made after the registration statements pertaining to those offerings were filed, but not yet declared effective by the SEC, in violation of Section 5(b) of the Securities Act and (ii) that certain comments to the news media by Goldman Sachs with respect to one of the offerings constituted an offer to sell securities in violation of Section 5(c) of the Securities Act. The SEC also alleged that Goldman Sachs failed to adequately supervise the Asian Shares Sales Desk traders, as required by Section 15(b)(4)(E) of the Exchange Act. Under the Offer of Settlement submitted by Goldman Sachs and accepted by the SEC, without admitting or denying the SEC's allegations, Goldman Sachs consented to the entry of an Order that, among other things, directed Goldman Sachs to cease and desist from committing or causing any violations of Sections 5(b) and 5(c) of the Securities Act, and ordered Goldman Sachs to pay a civil monetary penalty of $2 million.

          On January 24, 2005, the SEC filed an action in the U.S. District Court for the Southern District of New York alleging that Goldman Sachs violated Rule 101 of Regulation M under the Exchange Act by attempting to induce, or inducing certain investors to make, aftermarket purchases of certain initial public offerings underwritten by Goldman Sachs during 2000. On February 4, 2005, without admitting or denying the allegations of the complaint, a final judgment was entered against Goldman Sachs, with the consent of Goldman Sachs, under which Goldman Sachs was permanently restrained and enjoined from violating Rule 101 of Regulation M and required to pay a $40 million civil penalty, which was paid on March 31, 2005.

          In May 2006, the SEC alleged that fourteen investment banking firms, including Goldman Sachs, violated Section 17(a)(2) of the Securities Act of 1933, by engaging in one or more practices relating to auctions of auction rate securities during the period from January 1, 2003 through June 30, 2004 as described in the cease-and-desist order entered by the SEC. Goldman Sachs has agreed to provide certain disclosures about its material auction practices and procedures to auction participants and to certify to the SEC that it has implemented certain procedures relating to the auction process. As part of a multi-firm settlement, Goldman Sachs submitted an Offer of Settlement which was accepted by the SEC on May 31, 2006. Without admitting or denying the allegations, Goldman Sachs consented to a censure and cease-and-desist order and payment of $1,500,000 civil money penalty.

                                 SCHEDULE III

------------------ ------------- --------- ---------------- --------------------
PURCHASES (P) /      QUANTITY       PRICE       TRADE DATE     SETTLEMENT DATE
   SALES (S)
------------------ ------------- --------- ---------------- --------------------
       S                  404       $6.44    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       S                   39       $6.46    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       S                   68       $6.46    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.46    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       P                  404       $6.44    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       P                   68       $6.46    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.53    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.53    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       S                   68       $6.46    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.46    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.51    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       S                   44       $6.55    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       P                  125       $6.52    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.52    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.54    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.53    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.54    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.54    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.48    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.39    2006-06-19       2006-06-22
------------------ ------------- --------- ---------------- --------------------
       S                  189       $6.23    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.24    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.24    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                    8       $6.24    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       P                  189       $6.23    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.23    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                  300       $6.23    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.23    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                    9       $6.23    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                  670       $6.23    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                  321       $6.23    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       P                1,536       $6.23    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S               60,000       $6.23    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       P               60,000       $6.23    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.40    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.39    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                   70       $6.35    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                   37       $6.36    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.42    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.35    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.35    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                   18       $6.35    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.35    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.35    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.35    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       P                   36       $6.34    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       P                   87       $6.34    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       P                  187       $6.30    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.22    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.24    2006-06-20       2006-06-23
------------------ ------------- --------- ---------------- --------------------
       P                  101       $6.41    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       P                  203       $6.41    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                  203       $6.41    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       P                  104       $6.41    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       P                  101       $6.41    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                  104       $6.41    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                  101       $6.41    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       P                  101       $6.42    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                  101       $6.41    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                   99       $6.27    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                    1       $6.27    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.36    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.27    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       P                   64       $6.27    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.41    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       P                    5       $6.41    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                  101       $6.42    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                   66       $6.30    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                   23       $6.28    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.28    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                  177       $6.28    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                   23       $6.29    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.29    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                   21       $6.30    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.38    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.39    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.42    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.45    2006-06-21       2006-06-26
------------------ ------------- --------- ---------------- --------------------
       S                    1       $6.50    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       S                   17       $6.38    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       S                    5       $6.38    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       S                    1       $6.38    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       S                   77       $6.38    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                    1       $6.50    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.46    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                    1       $6.50    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.52    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.43    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.53    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.52    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.56    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.54    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.64    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.52    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                   99       $6.50    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.51    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.51    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.51    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       S                   10       $6.51    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       S                   90       $6.51    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       S                   10       $6.51    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.51    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.51    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       S                   60       $6.53    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       S                   29       $6.54    2006-06-22       2006-06-27
------------------ ------------- --------- ---------------- --------------------
       P                  353       $6.67    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.67    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       P                   47       $6.69    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       P                   63       $6.69    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.67    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.59    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.66    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.67    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.57    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.68    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.67    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.67    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.66    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       S                   10       $6.53    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.53    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.53    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.37    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.37    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.43    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.43    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.50    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.51    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.50    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.53    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       S                   90       $6.53    2006-06-23       2006-06-28
------------------ ------------- --------- ---------------- --------------------
       P                  212       $6.68    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                  270       $6.68    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                   68       $6.69    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                   24       $6.68    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.69    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  270       $6.68    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  212       $6.68    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                   24       $6.69    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                   68       $6.69    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                   24       $6.68    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.69    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.67    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.67    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.69    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                   68       $6.69    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                   24       $6.69    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.70    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.69    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.71    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.57    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.59    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.63    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.68    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.64    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.65    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.69    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.70    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                   20       $6.70    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                   80       $6.70    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.70    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                  180       $6.70    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                   20       $6.70    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.70    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.69    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.70    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.69    2006-06-26       2006-06-29
------------------ ------------- --------- ---------------- --------------------
       S                  313       $6.19    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       P                  313       $6.19    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.42    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.45    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       S                  192       $6.19    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.11    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.52    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.36    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.32    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.31    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       P                   12       $6.19    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.19    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.19    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.19    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.15    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.14    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       S                  212       $6.10    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.10    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.10    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.08    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.08    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.17    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.19    2006-06-27       2006-06-30
------------------ ------------- --------- ---------------- --------------------
       S                1,425       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                   84       $6.11    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                   76       $6.19    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  333       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                1,425       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  393       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                   65       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  138       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  110       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  393       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  333       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                   43       $6.13    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.11    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.11    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.11    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                   62       $6.11    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                   34       $6.11    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.11    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.11    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                   61       $6.11    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  203       $6.07    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                   65       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  138       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  110       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  700       $6.18    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.00    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  110       $6.06    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  203       $6.07    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                   76       $6.19    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                   76       $6.19    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                   76       $6.19    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.96    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.07    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.03    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.96    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.97    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.90    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.90    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.92    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.92    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.91    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.90    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.91    2006-06-28       2006-07-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.31    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                   20       $6.33    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.33    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                   96       $6.32    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                    4       $6.32    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                2,320       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.33    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.34    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.33    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.32    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.33    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.31    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.31    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.34    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.31    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.34    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.30    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.31    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.33    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.34    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.33    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.32    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  195       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                2,320       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                1,100       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                2,320       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                2,320       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.30    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.30    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  230       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                1,100       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  195       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  365       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  465       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  365       $6.39    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.40    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.31    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.22    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.22    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  190       $6.22    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.22    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  300       $6.22    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  110       $6.23    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.29    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.33    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.33    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.31    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.31    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.32    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.32    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                   23       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                   77       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                   37       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                   63       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.34    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.34    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.31    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.31    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.31    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.33    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.32    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.35    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.34    2006-06-29       2006-07-05
------------------ ------------- --------- ---------------- --------------------
       S                2,596       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  101       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                    4       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   29       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   71       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   70       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   30       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   36       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   64       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                    6       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   61       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   47       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   47       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   47       $6.37    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   47       $6.37    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   45       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   47       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   53       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P               43,086       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S               23,197       $6.29    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  537       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P               19,746       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                2,596       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                1,045       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  312       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S               25,709       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  500       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S               18,900       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  737       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                1,015       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  152       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.42    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.43    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  300       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                    3       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  312       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  101       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  152       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                1,862       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.37    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.37    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   16       $6.37    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   19       $6.37    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   34       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   89       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  154       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                1,862       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  567       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.32    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                   64       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S               43,086       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.27    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                1,350       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P               43,464       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                    3       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                1,200       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S               19,746       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   64       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                1,015       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  737       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  303       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.30    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  303       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                    3       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.39    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.29    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                    5       $6.29    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.29    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  185       $6.29    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.35    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.32    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.27    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  110       $6.27    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.37    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                   94       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.38    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.36    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-06-30       2006-07-06
------------------ ------------- --------- ---------------- --------------------
       S                   28       $6.40    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       P                   49       $6.40    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       P                  518       $6.40    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       P                  178       $6.40    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.39    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       P                   50       $6.42    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       S                   49       $6.40    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       P                  189       $6.39    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       S                  518       $6.40    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       S                  178       $6.40    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.39    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       P                1,000       $6.38    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.38    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       P                  178       $6.41    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       S                  189       $6.39    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.38    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       S                   72       $6.40    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       S                  728       $6.38    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.39    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       P                   89       $6.40    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       S                  178       $6.41    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       P                  357       $6.42    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-07-03       2006-07-07
------------------ ------------- --------- ---------------- --------------------
       P                  245       $6.08    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       P                  249       $6.08    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       S                  245       $6.08    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.08    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       S                  249       $6.08    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.37    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.37    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       P                   49       $6.08    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.08    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       S                  152       $6.21    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       S                    6       $6.07    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       S                4,422       $6.08    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.07    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.22    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.22    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.06    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.07    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.08    2006-07-05       2006-07-10
------------------ ------------- --------- ---------------- --------------------
       P                   29       $6.33    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       S                2,320       $6.33    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       P                2,320       $6.33    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       P                  166       $6.33    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       P                  191       $6.33    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       S                  166       $6.33    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       S                   29       $6.33    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.33    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       S                  191       $6.33    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.06    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.06    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.19    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.17    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.33    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.22    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       P                    7       $6.34    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       P                   43       $6.34    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       P                   28       $6.34    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.15    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       P                  316       $6.35    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.38    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.34    2006-07-06       2006-07-11
------------------ ------------- --------- ---------------- --------------------
       S                  191       $6.08    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  161       $6.09    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                   30       $6.09    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                  161       $6.09    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                   85       $6.09    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                   30       $6.09    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                  991       $6.09    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.07    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.08    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.07    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                   88       $6.08    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                   13       $6.08    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                  388       $6.09    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  991       $6.09    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                  287       $6.08    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                   85       $6.09    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.09    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                   91       $6.23    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.23    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  388       $6.09    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                  488       $6.09    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.07    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.15    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.10    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.10    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.10    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.10    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.10    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                  396       $6.10    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.11    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.11    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                  371       $6.10    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.10    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.10    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                  114       $6.11    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.10    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.08    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.09    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                   55       $6.10    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                   45       $6.10    2006-07-07       2006-07-12
------------------ ------------- --------- ---------------- --------------------
       S                   84       $5.95    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       S                5,151       $5.98    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       S                  304       $5.95    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       P                  304       $5.95    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       S                  388       $5.95    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       P                   84       $5.95    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.08    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       S                   88       $5.94    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       P                  388       $5.95    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.16    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.93    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.93    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.93    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.08    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       S                7,638       $5.95    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       P                   88       $5.94    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.00    2006-07-10       2006-07-13
------------------ ------------- --------- ---------------- --------------------
       S                  191       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  191       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  163       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                1,913       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  609       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  609       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  163       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  402       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  370       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  370       $5.97    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.92    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                   66       $5.90    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                   34       $5.90    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  200       $5.95    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  253       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                1,247       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  200       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  300       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  300       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  300       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  200       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  200       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  200       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  200       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  313       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  328       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                2,657       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  402       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  370       $5.96    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  184       $5.90    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  370       $5.97    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.93    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.89    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.87    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.87    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.87    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.87    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.82    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  300       $5.82    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  200       $5.82    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.95    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.95    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.86    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.87    2006-07-11       2006-07-14
------------------ ------------- --------- ---------------- --------------------
       P                  297       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  297       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  181       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  798       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                   84       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  195       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  700       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  798       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  181       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                   84       $5.67    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                   84       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  195       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  128       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  700       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                   67       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  200       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  200       $5.69    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  300       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  128       $5.68    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                   84       $5.67    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                   82       $5.86    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  200       $5.97    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                   70       $5.74    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                   30       $5.74    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.74    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.73    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  134       $5.74    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                   66       $5.74    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                   34       $5.74    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                   66       $5.74    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.85    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.83    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.81    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.81    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.87    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  419       $5.79    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.79    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.79    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.79    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.75    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.76    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.76    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.72    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.70    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.73    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.74    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.74    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.74    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.73    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.71    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.71    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.73    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.73    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.73    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.74    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.71    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.70    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.70    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.67    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.84    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.84    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       P                  500       $5.83    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  300       $5.84    2006-07-12       2006-07-17
------------------ ------------- --------- ---------------- --------------------
       S                  372       $6.04    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.02    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.10    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                   72       $6.03    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.04    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  372       $6.04    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                   39       $5.87    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.03    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.04    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  200       $5.75    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.75    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                   61       $5.83    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  200       $5.75    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P            1,579,000       $6.50    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                3,808       $6.04    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.03    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.80    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.80    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.80    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.80    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.95    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.96    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.08    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  170       $6.08    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.08    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  130       $6.08    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.87    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.95    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.96    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  200       $5.96    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.96    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  200       $5.96    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.95    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.95    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.96    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.96    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.96    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  300       $5.96    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  300       $5.96    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                    5       $5.96    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.98    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.98    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.09    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.05    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.00    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.00    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.02    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.02    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.03    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.08    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.05    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.05    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.04    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.04    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.04    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.03    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.03    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.02    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.05    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.04    2006-07-13       2006-07-18
------------------ ------------- --------- ---------------- --------------------
       S                   30       $5.91    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.98    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.98    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.98    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  184       $6.04    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  432       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                1,081       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  203       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  200       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  207       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  297       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                    2       $5.91    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  404       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  200       $5.91    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                1,081       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  432       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  203       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  200       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  207       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  297       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.97    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  207       $5.89    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  404       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                    1       $6.01    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  199       $6.01    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.01    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.01    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  200       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                    4       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  300       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  500       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                4,080       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  207       $5.89    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  184       $6.04    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  184       $6.04    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  184       $6.04    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.00    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  290       $6.00    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.00    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  290       $6.00    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.00    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                   20       $6.00    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  200       $5.92    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  180       $5.92    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  200       $5.92    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  180       $5.92    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                   40       $5.92    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.96    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.96    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.97    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.97    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.96    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.90    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.93    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.92    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       S                  100       $5.92    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  100       $5.91    2006-07-14       2006-07-19
------------------ ------------- --------- ---------------- --------------------
       P                  207       $5.90    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.01    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                   52       $6.30    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       S                   52       $6.30    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                   52       $6.30    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       S                   52       $6.30    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       S                  200       $5.87    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                  200       $5.87    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       S                  207       $5.90    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       S                  207       $5.90    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                  207       $5.90    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.23    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.00    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.06    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.03    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.01    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.00    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.04    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.22    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.23    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.23    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.23    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.23    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.25    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.28    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.01    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.00    2006-07-17       2006-07-20
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.21    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.22    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                  658       $6.37    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  658       $6.37    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                  170       $6.30    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                   30       $6.30    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.30    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.36    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                   65       $6.22    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.18    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.17    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.17    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.16    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.16    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.16    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                   70       $6.16    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  300       $6.17    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                   30       $6.19    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.19    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                  265       $6.22    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.21    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  300       $6.22    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.23    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.23    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.25    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.21    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.26    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.31    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.40    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.16    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.15    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.30    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.29    2006-07-18       2006-07-21
------------------ ------------- --------- ---------------- --------------------
       S                  516       $6.66    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                1,334       $6.66    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  202       $6.66    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.66    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  774       $6.66    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.66    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                1,334       $6.66    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  516       $6.66    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  202       $6.66    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  300       $6.66    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.73    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  202       $6.67    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  774       $6.66    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.76    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  774       $6.66    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.66    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  202       $6.67    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.56    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.63    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.36    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.40    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.40    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.43    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.47    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                   15       $6.45    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.59    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.60    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.63    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.63    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.65    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.63    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.63    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.63    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.38    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                   65       $6.38    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                   79       $6.43    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                   31       $6.63    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                   69       $6.65    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  165       $6.37    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.43    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       P                  179       $6.42    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.66    2006-07-19       2006-07-24
------------------ ------------- --------- ---------------- --------------------
       S                  203       $6.54    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       S                  962       $6.54    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.53    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.53    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.54    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       S                    4       $6.53    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       S                    1       $6.54    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       S                  300       $6.54    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.54    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       S                  360       $6.54    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  962       $6.54    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  203       $6.54    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       S                  860       $6.53    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                    1       $6.54    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.54    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.54    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  360       $6.54    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.77    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.63    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       S                  201       $6.54    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       S                   65       $6.56    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  860       $6.53    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.59    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.56    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.56    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                   27       $6.55    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                   58       $6.55    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.53    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.53    2006-07-20       2006-07-25
------------------ ------------- --------- ---------------- --------------------
       S                  584       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  102       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  280       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  584       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  202       $6.53    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  280       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  102       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  382       $6.50    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.55    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.63    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.52    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  508       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  105       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  195       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  210       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  126       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  198       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  300       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  158       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                3,000       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                7,888       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.49    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.50    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.57    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  382       $6.50    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                   58       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.58    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.58    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.51    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.59    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.59    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  175       $6.58    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.58    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.58    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.57    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.58    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.58    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.61    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.61    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.58    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  195       $6.57    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.54    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.54    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.52    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.52    2006-07-21       2006-07-26
------------------ ------------- --------- ---------------- --------------------
       S                   44       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                1,398       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                  140       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                  254       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                  800       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                  260       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                1,398       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                   44       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  140       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  254       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                  254       $6.66    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  800       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  260       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.51    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.51    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                  332       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                  168       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                  400       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  254       $6.66    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.59    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.68    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.64    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.63    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.62    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.62    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.59    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.61    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.61    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.65    2006-07-24       2006-07-27
------------------ ------------- --------- ---------------- --------------------
       P                  871       $6.57    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                  264       $6.57    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                  269       $6.57    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                  436       $6.57    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       S                  871       $6.57    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       S                  264       $6.57    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       S                  269       $6.57    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                  269       $6.58    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       S                  436       $6.57    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.57    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                  500       $6.57    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       S                  269       $6.58    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.58    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.56    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.53    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.51    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                  110       $6.51    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.52    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                   71       $6.51    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.54    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.53    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.50    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.54    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.54    2006-07-25       2006-07-28
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.55    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                   36       $6.61    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  763       $6.61    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                   99       $6.60    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  198       $6.60    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  400       $6.61    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.60    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  763       $6.61    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                   36       $6.61    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                   59       $6.50    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                1,200       $6.61    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.52    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                   41       $6.50    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  400       $6.61    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.60    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.60    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                   41       $6.50    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                   59       $6.50    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.60    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.60    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.60    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.61    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                1,000       $6.61    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                   65       $6.61    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                   41       $6.50    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                   59       $6.50    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                   41       $6.52    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  583       $6.60    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.53    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.61    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.61    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.63    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.56    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.61    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.62    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.57    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.61    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.60    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.60    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.60    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.59    2006-07-26       2006-07-31
------------------ ------------- --------- ---------------- --------------------
       S                  117       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  208       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                   25       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  208       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  117       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.46    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  709       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S               12,619       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  148       $6.63    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.46    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.46    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                   68       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  132       $6.47    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.47    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                   25       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  175       $6.47    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  709       $6.50    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  148       $6.60    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.46    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.46    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  254       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                   32       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                   68       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                1,462       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  341       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  862       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  400       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  362       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                   38       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  709       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P               12,619       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.44    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.44    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.46    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.44    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.46    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.41    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.44    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.41    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.43    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  102       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.42    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.43    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.47    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.47    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.44    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  102       $6.43    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.41    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.47    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.41    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.41    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.43    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.44    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.43    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.41    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.43    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.41    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.49    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                   98       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                   98       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S               19,028       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                   35       $6.46    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.50    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.50    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.40    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                   23       $6.40    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.40    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.40    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.42    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.46    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.53    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.51    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.51    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.54    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.50    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.50    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.65    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.63    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.62    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.62    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.62    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.60    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.55    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.57    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.56    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.60    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.60    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.60    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.61    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.65    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.62    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                   29       $6.65    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.64    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.64    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.64    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.64    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.64    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.64    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.62    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.63    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.64    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.64    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.64    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.65    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.65    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.48    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  709       $6.50    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  300       $6.64    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.66    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.62    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.62    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.62    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                   34       $6.64    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.64    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.65    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.63    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.62    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.56    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.56    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.56    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.51    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.50    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.45    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.41    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.40    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.40    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.40    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.61    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.62    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.56    2006-07-27       2006-08-01
------------------ ------------- --------- ---------------- --------------------
       P                  188       $6.47    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       P                  480       $6.47    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       P                   73       $6.46    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.46    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       P                  395       $6.47    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                  480       $6.47    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                  188       $6.47    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                  395       $6.47    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                   98       $6.51    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       P                   98       $6.51    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.47    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       P                  295       $6.47    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.46    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                    2       $6.55    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.57    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.42    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.42    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.45    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.45    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.41    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.41    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.43    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.48    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.47    2006-07-28       2006-08-02
------------------ ------------- --------- ---------------- --------------------
       P                    7       $6.55    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       S                  107       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  107       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  109       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  115       $6.55    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       S                  109       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       S                  553       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       S                3,300       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  553       $6.57    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       S                    9       $6.49    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.53    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.50    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                    9       $6.49    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.55    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                   93       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                   60       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  400       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                   75       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  435       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                   94       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  243       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  700       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  553       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                3,300       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       S                3,853       $6.56    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.53    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.54    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.52    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.53    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.53    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.54    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.52    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       S                  553       $6.57    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                    9       $6.49    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                   91       $6.49    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.60    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.63    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.54    2006-07-31       2006-08-03
------------------ ------------- --------- ---------------- --------------------
       S                   37       $6.39    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                  222       $6.29    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                1,003       $6.29    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                  230       $6.23    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                  300       $6.23    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                  300       $6.23    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                    2       $6.29    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                  399       $6.29    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                1,003       $6.29    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                  222       $6.29    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                    2       $6.38    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                    2       $6.28    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                    2       $6.29    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                  399       $6.29    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                    2       $6.60    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                    2       $6.38    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.30    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.30    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                  401       $6.29    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                    2       $6.28    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.45    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.52    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                   98       $6.38    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                   87       $6.38    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.38    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.38    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.33    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.30    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.30    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.29    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.30    2006-08-01       2006-08-04
------------------ ------------- --------- ---------------- --------------------
       P                   51       $6.42    2006-08-02       2006-08-07
------------------ ------------- --------- ---------------- --------------------
       P                  170       $6.42    2006-08-02       2006-08-07
------------------ ------------- --------- ---------------- --------------------
       P                   21       $6.41    2006-08-02       2006-08-07
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.41    2006-08-02       2006-08-07
------------------ ------------- --------- ---------------- --------------------
       S                  170       $6.42    2006-08-02       2006-08-07
------------------ ------------- --------- ---------------- --------------------
       S                   51       $6.42    2006-08-02       2006-08-07
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.42    2006-08-02       2006-08-07
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.42    2006-08-02       2006-08-07
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.08    2006-08-03       2006-08-08
------------------ ------------- --------- ---------------- --------------------
       P                   99       $5.87    2006-08-03       2006-08-08
------------------ ------------- --------- ---------------- --------------------
       S                1,051       $6.15    2006-08-03       2006-08-08
------------------ ------------- --------- ---------------- --------------------
       P                  658       $6.16    2006-08-03       2006-08-08
------------------ ------------- --------- ---------------- --------------------
       P                  393       $6.16    2006-08-03       2006-08-08
------------------ ------------- --------- ---------------- --------------------
       S                  658       $6.16    2006-08-03       2006-08-08
------------------ ------------- --------- ---------------- --------------------
       S                  393       $6.16    2006-08-03       2006-08-08
------------------ ------------- --------- ---------------- --------------------
       P                1,051       $6.15    2006-08-03       2006-08-08
------------------ ------------- --------- ---------------- --------------------
       P                  105       $6.44    2006-08-04       2006-08-09
------------------ ------------- --------- ---------------- --------------------
       S                  724       $6.47    2006-08-04       2006-08-09
------------------ ------------- --------- ---------------- --------------------
       P                2,419       $6.47    2006-08-04       2006-08-09
------------------ ------------- --------- ---------------- --------------------
       S                2,419       $6.47    2006-08-04       2006-08-09
------------------ ------------- --------- ---------------- --------------------
       P                  724       $6.47    2006-08-04       2006-08-09
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.45    2006-08-04       2006-08-09
------------------ ------------- --------- ---------------- --------------------
       P                  300       $6.45    2006-08-04       2006-08-09
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.45    2006-08-04       2006-08-09
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.45    2006-08-04       2006-08-09
------------------ ------------- --------- ---------------- --------------------
       P                  500       $6.45    2006-08-04       2006-08-09
------------------ ------------- --------- ---------------- --------------------
       P                  295       $6.45    2006-08-04       2006-08-09
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.45    2006-08-04       2006-08-09
------------------ ------------- --------- ---------------- --------------------
       S                  536       $6.76    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.69    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.72    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.72    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.70    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  137       $6.72    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  536       $6.76    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                   13       $6.61    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                   11       $6.70    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                   89       $6.70    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.69    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                   87       $6.64    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.58    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.51    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  200       $6.49    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.69    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.71    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.69    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.64    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.69    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.63    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.62    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.62    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.63    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.60    2006-08-07       2006-08-10
------------------ ------------- --------- ---------------- --------------------
       P                  658       $6.69    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                1,359       $6.69    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                   36       $6.67    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                   33       $6.69    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                   68       $6.68    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       P                1,359       $6.69    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.69    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                  658       $6.69    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                  200       $6.67    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                  264       $6.67    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.61    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.61    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                  110       $6.60    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.64    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.67    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.68    2006-08-08       2006-08-11
------------------ ------------- --------- ---------------- --------------------
       S                  551       $6.69    2006-08-09       2006-08-14
------------------ ------------- --------- ---------------- --------------------
       P                  130       $6.63    2006-08-09       2006-08-14
------------------ ------------- --------- ---------------- --------------------
       S                  130       $6.63    2006-08-09       2006-08-14
------------------ ------------- --------- ---------------- --------------------
       P                  130       $6.63    2006-08-09       2006-08-14
------------------ ------------- --------- ---------------- --------------------
       S                  130       $6.63    2006-08-09       2006-08-14
------------------ ------------- --------- ---------------- --------------------
       P                  551       $6.69    2006-08-09       2006-08-14
------------------ ------------- --------- ---------------- --------------------
       S                  551       $6.69    2006-08-09       2006-08-14
------------------ ------------- --------- ---------------- --------------------
       P                  551       $6.69    2006-08-09       2006-08-14
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.50    2006-08-10       2006-08-15
------------------ ------------- --------- ---------------- --------------------
       P                   23       $6.79    2006-08-10       2006-08-15
------------------ ------------- --------- ---------------- --------------------
       S                1,434       $6.79    2006-08-10       2006-08-15
------------------ ------------- --------- ---------------- --------------------
       P                1,434       $6.79    2006-08-10       2006-08-15
------------------ ------------- --------- ---------------- --------------------
       S                  295       $6.80    2006-08-10       2006-08-15
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.80    2006-08-10       2006-08-15
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.80    2006-08-10       2006-08-15
------------------ ------------- --------- ---------------- --------------------
       S                  500       $6.81    2006-08-10       2006-08-15
------------------ ------------- --------- ---------------- --------------------
       S                  300       $6.81    2006-08-10       2006-08-15
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.81    2006-08-10       2006-08-15
------------------ ------------- --------- ---------------- --------------------
       S                   11       $6.81    2006-08-10       2006-08-15
------------------ ------------- --------- ---------------- --------------------
       S                    5       $6.80    2006-08-10       2006-08-15
------------------ ------------- --------- ---------------- --------------------
       S                   23       $6.79    2006-08-10       2006-08-15
------------------ ------------- --------- ---------------- --------------------
       S                  201       $6.41    2006-08-11       2006-08-16
------------------ ------------- --------- ---------------- --------------------
       P                   20       $6.41    2006-08-11       2006-08-16
------------------ ------------- --------- ---------------- --------------------
       S                   83       $6.36    2006-08-11       2006-08-16
------------------ ------------- --------- ---------------- --------------------
       S                   20       $6.41    2006-08-11       2006-08-16
------------------ ------------- --------- ---------------- --------------------
       P                  201       $6.41    2006-08-11       2006-08-16
------------------ ------------- --------- ---------------- --------------------
       S                2,720       $6.41    2006-08-11       2006-08-16
------------------ ------------- --------- ---------------- --------------------
       S                   85       $6.29    2006-08-14       2006-08-17
------------------ ------------- --------- ---------------- --------------------
       P                   98       $6.23    2006-08-14       2006-08-17
------------------ ------------- --------- ---------------- --------------------
       P                   50       $6.23    2006-08-14       2006-08-17
------------------ ------------- --------- ---------------- --------------------
       S                   98       $6.39    2006-08-14       2006-08-17
------------------ ------------- --------- ---------------- --------------------
       P                   61       $6.21    2006-08-14       2006-08-17
------------------ ------------- --------- ---------------- --------------------
       S                   50       $6.23    2006-08-14       2006-08-17
------------------ ------------- --------- ---------------- --------------------
       S                   98       $6.23    2006-08-14       2006-08-17
------------------ ------------- --------- ---------------- --------------------
       S                   21       $6.29    2006-08-14       2006-08-17
------------------ ------------- --------- ---------------- --------------------
       S                   39       $6.24    2006-08-14       2006-08-17
------------------ ------------- --------- ---------------- --------------------
       S                   29       $6.29    2006-08-14       2006-08-17
------------------ ------------- --------- ---------------- --------------------
       S                  332       $6.26    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.30    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       P                  232       $6.26    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       P                  332       $6.26    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       S                  100       $6.17    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       S                   87       $6.23    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       S                   11       $6.15    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       S                  350       $6.26    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.17    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       P                4,232       $6.26    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       P                  804       $6.26    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.30    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.30    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       P                   87       $6.23    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       P                   97       $6.20    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       P                   57       $6.30    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.20    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       S                  804       $6.26    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       P                  350       $6.26    2006-08-15       2006-08-18
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.17    2006-08-16       2006-08-21
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.24    2006-08-16       2006-08-21
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.19    2006-08-16       2006-08-21
------------------ ------------- --------- ---------------- --------------------
       P                   72       $6.16    2006-08-16       2006-08-21
------------------ ------------- --------- ---------------- --------------------
       P                   28       $6.16    2006-08-16       2006-08-21
------------------ ------------- --------- ---------------- --------------------
       P                  100       $6.16    2006-08-16       2006-08-21
------------------ ------------- --------- ---------------- --------------------
       P                  186       $6.16    2006-08-16       2006-08-21
------------------ ------------- --------- ---------------- --------------------
       P                   43       $6.25    2006-08-17       2006-08-22
------------------ ------------- --------- ---------------- --------------------
       S                   43       $6.25    2006-08-17       2006-08-22
------------------ ------------- --------- ---------------- --------------------